Exhibit 99.1

Press Release

Star Holdings Reports First Quarter 2025 Results

NEW YORK, May 12, 2025

Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 with the Securities and Exchange Commission.

Net income (loss) attributable to common shareholders for the first quarter was ($7.6 million) and earnings (loss) per share was ($0.57). These results reflect a non-cash adjustment of $3.2 million which increased earnings per share by $0.24 with respect to our investment in approximately 13.5 million shares of SAFE based on a mark-to-market at quarter end.

During the first quarter, the Company recorded $5.2 million of land revenues, which was comprised of 45 lots at Magnolia Green. Subsequent to quarter end, the Company sold a land parcel in Asbury Park for approximately $14.0 million.

Additionally, the Company amended its Safe Credit Facility, Margin Loan Facility and Management Agreement. In connection with these amendments, the Company’s related debt maturities were extended to March 31, 2028, an approximately $15.8 million delayed-draw feature was added to the Margin Loan Facility and a $10 million share repurchase program was authorized.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended March 31, 2025 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com

realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Head of Corporate Finance

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com